Exhibit 10.10

                            PACER HEALTH CORPORATION
                             5201 Blue Lagoon Drive
                                    Suite 900
                              Miami, Florida 33126


                                December 9, 2003


Mr. Robert R. Hick Revival Healthcare, Inc. 201 East Louisiana Avenue Rayne, Louisiana 70578

RE: LETTER OF INTENT

Dear Robert:

         This letter confirms the intent Pacer Health Corporation, a Florida corporation ("Pacer"), or its assigns, to acquire all of the outstanding capital stock ("Revival Shares") of Revival Healthcare, Inc. ("Revival"), a Louisiana corporation, from the current shareholders of Revival (the "Revival Shareholders"). (The transaction shall be referred to as the "Business Combination"). The parties hereto agree to negotiate and enter into a formal and binding agreement (the "Agreement") by December 31, 2003, which sets forth such representations, warranties, covenants, indemnifications and other provisions as are typical for a transaction of this nature and as are acceptable to the parties in their sole discretion.

         1. General Information. Revival is private company that owns the Camelot Specialty Hospital of Cameron LLC , with assets including a 25 bed acute care unit in Creole, Louisiana ("Cameron Memorial Hospital") and a 24 bed geriatric behavior health unite in Lake Charles ("Cal Oaks Hospital") (collectively, the "Facilities"). The Facilities have all licenses, certifications and regulatory approvals to operate their business in accordance with state and federal laws including those laws applicable to health care facilities. Revival is a formed Louisiana corporation in good standing which has the authority to agree to the terms of this letter. Pacer is a fully reporting and trading public company listed on the OTCBB, which has the authority to agree to the terms of this letter.

          2. Purchase Price. Pacer will acquire all of the Revival Shares free and clear of all liens, encumbrances, etc. from the Revival Shareholders in exchange for the delivery at the Closing (as defined herein below) of (i) 100,000,000 newly-issued shares of common stock of Pacer and (ii) the payment of $100,000.00 to Revival for use to pay payroll taxes. The exact number of shares to be issued to the Revival Shareholders and corporate structure of the Business Combination will be determined and may change as a result of the Agreement.

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          3. Closing. The Business Combination will be consummated at a closing
(the "Closing") to be held at the offices of Pacer's attorneys, on a date that shall be on or before December 31, 2003.

          4. Due Diligence Inspection. After the parties execute and agree to the terms of this letter, each party may make examinations and inspections of each other's financial condition, properties, legal matters, business and affairs. Each party will cause their attorneys, accountants, including accountants specialized in cost reports for medical facilities, and other advisors and agents to cooperate with the other in its investigation and to make their files and work papers available. Consummation of the Business Combination will be subject to each party obtaining satisfactory results in its due diligence investigation in their respective sole discretion. All inspections will comply with HIPAA, and applicable SUPER confidentiality requirements.

          5. No-Shop. From the date of this letter until January 31, 2004, the Revival Shareholders, Revival, Revival's officers, directors, employees or other agents of the foregoing shall not, directly or indirectly, take any action to solicit, initiate or encourage any acquisition of substantially all of the assets or any of the stock of Revival or any transaction similar to the transaction outlined herein, nor will they entertain any unsolicited proposals or approaches in this regard.

          6. Costs. Each party agrees to pay, without right of reimbursement from the other party and regardless of whether or not the Business Combination is consummated, the costs incurred by it in connection with Business Combination, including legal fees and other costs incidental to the negotiation of the terms of the Agreement, the preparation of related documentation or due diligence. Each party represents to the others that it has not dealt with any finder or broker in connection with the Business Combination except Jodi Jetter. Each party will indemnify and hold the others harmless from any loss, liability or expense (including, without limitation, legal fees) resulting from the indemnifying party's breach of the representations and agreements contained in this Section 6. In addition, Revival and the Revival Shareholders shall pay Pacer all of Pacer's costs and expenses associated with this letter, due diligence, preparation and negotiation of the Agreement and the Business Combination if Revival or the Revival Shareholders breach Section 5.

          7. Governmental Consents and Authority. Each of the parties and their affiliates will cooperate in the preparation of, and expeditiously file or provide, information to governmental authorities, required or helpful, to consummate the Business Combination.

          8. Indemnification. The Agreement will contain indemnifications as are typical for a transaction of this nature, including, but not limited to, indemnification provided by the Revival Shareholders for all liability associated with the Facilities provider numbers for all events and/or actions occurring prior to the Closing.

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          9. Rescission Rights of the Revival Shareholders. The Agreement shall provide that the Revival Shareholders have the option to rescind the Business Combination in its entirety for a period of two (2) years after the Closing (the "Rescission Period") if Pacer defaults in the Rescission Period in any material obligation in the Agreement which default is not cured within the time period set forth therein. The Revival Shareholders must exercise their option to rescind the Business Combination through the delivery of written notice to Pacer at least thirty (30) days prior to the expiration of the Rescission Period. Such exercise notice must be signed and agreed to by all of the Revival Shareholders. A condition precedent to the Revival Shareholders' exercise of their option to rescind the Business Combination is the return to Pacer of the $100,000 paid to Revival for payroll taxes. These funds must be delivered to Pacer simultaneously with the delivery of the Revival Shares to the Revival Shareholders. Upon any such rescission, the parties will execute such documentation as is reasonable necessary to carry out the rescission.

          10. Rescission Rights of Pacer. The Agreement shall provide that if the Closing takes place prior to Pacer obtaining all necessary local, state and federal approvals, including approvals required for Pacer to become the owner of the Facilities (the "Required Approvals"), Pacer has the option to rescind the Business Combination in its entirety if Pacer is unable to obtain the Required Approvals. Pacer shall also have the option to rescind the Business Combination if the Revival Shareholders fail to satisfy their indemnification obligations to Pacer, if necessary. Pacer must exercise its option to rescind the Business Combination through the delivery of written notice to Revival at least thirty
(30) days prior to the rescission date. Upon Pacer exercising its option to rescind the Business Combination, Pacer shall receive the return of the $100,000 paid to Revival for payroll taxes. These funds must be delivered to Pacer simultaneously with the delivery of the Revival Shares to the Revival Shareholders. Upon any such rescission, the parties will execute such documentation as is reasonable necessary to carry out the rescission

          11. Revival Financial Statements. The approximate financial statements of Revival are attached hereto as Exhibit A. Revival shall deliver audited financial statements prepared in accordance with the requirements of Rule 3-05(b) of Regulation S-X and all other requirements of GAAP and the SEC at or prior to Closing.

          12. Continued Operations. Revival will conduct its business only in accordance with applicable laws and in the normal and ordinary course and in a manner consistent with good business practices. Without the prior written consent of Pacer, Revival will not (a) engage in any transaction which would have an adverse effect on the business, operations, assets, financial condition or prospects of Revival, (b) amend its organizational documents or any material contracts, (c) issue any equity securities of Revival or securities convertible, exercisable or exchangeable into equity securities of Revival, (d) assume or incur any liabilities outside of the normal and ordinary course of business or assume or incur any debt, or (e) enter into any new contracts or agreements. Revival will preserve its business organization intact and preserve its existing business relationships. Revival will also advise Pacer promptly of any material adverse change in the financial condition or business of Revival.

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          13. Confidentiality. Each of the parties agrees to maintain the confidentiality of all information furnished to it by any other party hereto concerning the business, operations and financial condition of the party furnishing such information, except to the extent required by applicable law.

          14. Press Releases. Prior to signing of the Agreement, none of the parties will make any press release, statement to employees or other disclosure of this letter or the Business Combination contemplated herein without the prior written consent of the other parties, except as required by law.

          15. Deadlines and Dates. The parties acknowledge that time is of the essence and that each party will use its best efforts to finalize the Agreement and close the Business Combination on or before December 31, 2003. The Agreement shall be entered into between the parties based on the following targeted deadlines. These deadlines may be accelerated by the parties if agreed:

         Complete Due Diligence                      December 29, 2003
         Complete Agreement                          December 31, 2003
         Closing Date                                December 31, 2003

If the parties agree to enter into the Agreement and consummate the Business Combination prior to Pacer obtaining the Required Approvals, the parties may enter into a management agreement containing mutually agreeable terms and conditions, pursuant to which Pacer would manage the Facilities.

         16. Expiration. This letter shall expire and terminate at 5:00 P.M. EST, January 31, 2004, unless an extension is agreed to by all of the parties in writing.

         17. Approval. The Business Combination shall be subject to the approval of the Board of Directors of Pacer and the Board of Directors of Revival.

         18. Employment of Robert Hicks. As part of the Business Combination, Pacer shall employ Robert Hicks as its Chief Operating Officer pursuant to a written employment agreement containing mutually agreed upon terms.

         19. Non-Binding Letter of Intent. Except for Sections 5, 6, 12, 13, 14, 16, 19, 20 and 21 hereof, this letter is an expression of interest only and is not intended to be a binding letter of intent, and the general principles set forth in this letter shall not constitute an agreement to consummate the Business Combination described herein. The parties will proceed to use their best efforts to negotiate the terms of and enter into the Agreement. This letter of intent is not an agreement to enter into any definitive agreement.

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         20. Counterparts; Effectiveness. This letter may be signed in counterparts, each of which will be considered an original and all of which will constitute the same document. This letter shall be accepted and effective, when the all of the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

         21. Governing Law. This letter shall be interpreted in accordance with the laws of the State of Florida without regard to its conflicts of law principles.

         If this letter accurately reflects your understanding, please indicate your agreement by signing this letter and returning it to me by December 8, 2003.

                                        Sincerely yours,

                                        PACER HEALTH CORPORATION


                                        By:_________________________________
                                        Name:    Rainier Gonzalez
                                        Title:   Chief Executive Officer


ACCEPTED AND AGREED THIS _____ DAY
OF DECEMBER, 2003:

REVIVAL HEALTHCARE, INC.                REVIVAL SHAREHOLDERS


By: _______________________________     ____________________________________
Name:
Title:

                                        _____________________________________



                                        _____________________________________


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                                    EXHIBIT A

                    REVIVAL APPROXIMATE FINANCIAL STATEMENTS
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